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                                                                  EXHIBIT 11.1

                    NCS HealthCare, Inc. and Subsidiaries
                   Computation of Earnings Per Common Share
                 (In thousands, except per share information)

                                                  Year ended June 30,
                                              --------------------------
                                               1994     1995      1996
                                              ------    ------    ------
Net income used in calculation of primary
  earnings per share                          $1,534    $1,868    $2,356
Add impact of assumed conversion of
  subordinated debentures                          0        31       364
                                              ------    ------    ------
Net income used in calculation of fully
  diluted earnings per share                  $1,534    $1,899    $2,720
                                              ======    ======    ======

Weighted average common shares outstanding     5,478     5,818     8,462
Net effect of dilutive stock options--Note A     946       946       509
                                              ------    ------    ------

Shares used in calculation of primary
  earnings per share                           6,424     6,764     8,971
Add impact of assumed conversion of
  subordinated debentures                          0        68       775
Additional effect of dilutive
  stock options using end of
  period stock price                               -         -        24
                                              ------    ------    ------
Shares used in calculation of fully
  diluted earnings per share                   6,424     6,832     9,770
                                              ======    ======    ======

Primary net income per share                  $  .24    $  .28    $  .26
                                              ======    ======    ======
Fully diluted net income per share--
  Note B                                      $  .24    $  .28    $  .28
                                              ======    ======    ======

NOTE A --       Stock options granted within a twelve-month period preceding the proposed filing date of the Company's initial public offering on February 14, 1996 are included as if they were outstanding for all periods presented. The dilutive effect of all options outstanding was calculated using the treasury stock method.

NOTE B --       Fully dilutive net income per share has not been presented in the Consolidated Statements of Income because the effect is either immaterial or anti-dilutive.
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